BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. (“BRF” or “Company” - BM&FBovespa: BRFS3; NYSE: BRFS), pursuant to CVM Instruction 358, of January 3, 2002, as well as to the resolutions adopted at the 10th Ordinary Meeting of the Board of Directors held on October 29, 2015, informs that it signed on the date hereof, the documents regarding the renegotiation of its joint venture with Mondelez Lacta Alimentos Ltda. and Mondelez Brasil Ltda. (hereinafter jointly called “Mondelez”), which will be submitted for prior review by the competent Brazilian regulatory authorities, and provides that (i) Mondelez shall be the sole responsible for the production of the Philadelphia cream cheese; (ii) BRF shall remain responsible for the distribution and sale of the Philadelphia cream cheese; and (iii) BRF will hold all of the shares representing the share capital of K&S Alimentos S.A.

São Paulo, January 18, 2016.

Augusto Ribeiro Júnior
Chief Financial and Investor Relations Officer